Exhibit 99.1

GLOBAL NET LEASE announces fourth quarter to date RENT COLLECTION success AND acquisition OF four Industrial properties for $153 million, $140 million pipeline

NEW YORK –December 3, 2020 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) announced today that 97% of the original cash rent due for the fourth quarter of 2020 has been received as of December 2, 2020, including 98% of the original cash rent due from the Company’s assets in the United Kingdom and 99% of the original cash rent due from the Company’s assets in the rest of Europe.

“We continue to see tremendous rent collection in our portfolio despite the ongoing global effects of COVID-19,” said James Nelson, CEO of GNL. “Our portfolio of triple net leased, mission critical industrial and office assets was built to be resilient and remains over 99% occupied as of September 30, 2020 with 8.7 years of remaining lease term and over 65% of rent derived from investment grade or implied investment grade tenants1.”

Acquisition & Pipeline

On November 5, 2020, GNL closed on the acquisition of four industrial properties located in the US for a total of $153 million at a weighted-average going-in capitalization rate2 of 6.48% and a weighted-average capitalization rate3 of 6.98%. The properties have 9.1 years of remaining term, weighted based on square feet, as of the closing date.

As of December 2, 2020 GNL has a forward acquisition pipeline consisting of one European office for $5.1 million and two industrial assets in the United States for $134.8 million for a total of $139.8 million4 at a weighted-average going-in capitalization rate of 6.48% and a weighted-average capitalization rate of 7.45%. The properties have 10.1 years of remaining term, weighted based on square feet.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

1	Comprised of 36% leased to tenants with an actual investment grade rating and 29% leased to tenants with an implied investment grade rating as of September 30, 2020. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default.
2	Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average going-in capitalization rate is based upon square feet of the date of acquisition.
3	Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the average annualized straight-line rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average capitalization rate is based upon square feet.
4	There can be no assurance the Company will complete any of these pending acquisitions on their contemplated terms, or at all.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat the COVID-19, on the Company, the Company’s tenants and the global economy and financial markets and that the information about fourth quarter 2020 rent collections may not be indicative of any future period, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 28, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com Phone: (212) 415-6510